Exhibit 12
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                           FLORIDA POWER CORPORATION
                       Statement of Computation of Ratios
                             (Dollars In Millions)


Ratio of Earnings to Fixed Charges:

                                 Twelve Months Ended     Year Ended
                                     September 30,       December 31,
                                   1998      1997        1997     1996
                                  ------    ------      ------   ------

NET INCOME                        $240.2    $162.5      $135.9   $238.4

Add:
  Operating Income Taxes           136.2      85.7        69.9    135.8
  Other Income Taxes                  .2      (0.2)         -       (.1)
                                  ------    ------      ------   ------
Income Before Taxes                376.6      248.0       205.8   374.1

Total Interest Charges             137.8     107.4       117.3     98.4
                                   ------   ------      ------   ------
Total Earnings (A)                $514.4    $355.4      $323.1   $472.5

Fixed Charges (B)                 $137.8    $107.4      $117.3    $98.4
                                  ------    ------      ------   ------
 Ratio of Earnings to
  Fixed Charges (A/B)               3.73      3.31        2.75     4.80
                                  ======     ======     ======   ======
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